Exhibit 99.1

Vestin Realty Mortgage II, Inc. Reports Second Quarter Results

Declares Dividend of $0.16 Per Share

Las Vegas - July 28, 2006--Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB) a real estate investment trust ("REIT") announced net income for the quarter ended June 30, 2006 of $4.7 million, or $0.16 per share compared to a net loss of $0.1 million, or $0.00 per share in the same quarter a year ago.

The Company also announced that on July 27, 2006, its Board of Directors declared a quarterly cash dividend of $0.16 per share, payable August 21, 2006 to shareholders of record as of August 7, 2006.

As of June 30, 2006 Vestin Realty Mortgage II, Inc.'s total assets were $286 million and its net book value was $9.46 per share.

Michael V. Shustek, Chairman and CEO of Vestin Realty Mortgage II, Inc. said, "We are pleased to be able to declare our first quarterly dividend since the conversion of Vestin Fund II, LLC into Vestin Realty Mortgage II, Inc. In order to maintain our "REIT" federal tax status, we are required to pay out a minimum of 90% of our taxable income in the form of dividends. Going forward, the Company intends to declare dividends on a regular quarterly basis."

In commenting on the quarter's performance, Mr. Shustek stated, "At the current time, Vestin Realty Mortgage II, Inc. has an investment in only one loan (RightStar) that is not performing as agreed. We have filed litigation against the state of Hawaii in an attempt to bring the foreclosure action to completion in order to facilitate a sale of the underlying collateral. We believe that the Company will not incur any additional loss related to RightStar, although we cannot predict when the foreclosure action will be completed. Also, we are pleased to report in July, following the end of the second quarter, we sold two properties obtained through foreclosure for $21.3 million. The Company did not provide financing for either sale. The Company will record a gain of approximately $1.2 million after taxes during the third quarter related to these sales."

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust ("REIT") that invests in short-term secured loans to commercial borrowers. As of June 30, 2006 the Company had assets of over $286 million. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial services company. Since 1995, Vestin Mortgage Inc. and its affiliates' mortgage activities have facilitated more than $1.8 billion in lending transactions.

Forward-Looking statements:

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company's inability to accurately forecast its operating results; the Company's potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies, if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company's business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Strategic Growth International, Inc.
Richard E. Cooper
212-838-1444
rcooper@sgi-ir.com

OR

   Vestin Realty Mortgage II, Inc.
John Alderfer
702-227-0965